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                                                                    EXHIBIT 11.1

                          EPIC DESIGN TECHNOLOGY, INC.
                                ---------------

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEARS ENDED SEPTEMBER 30,
                                                                       ---------------------------
                                                                         1996      1995     1994
                                                                         ----      ----     ----
Net income (loss) ...................................................  $ (9,678)  $   990  $ 1,238
                                                                       ========   =======  =======
Weighted average common shares outstanding ..........................    12,625    11,270    3,660
Weighted average convertible preferred stock ........................         -       274    3,984
Common share equivalents related to stock options ...................         -     1,654      904
Common shares issued and options granted (using the treasury stock method assuming an initial public offering price of $11.00) between
  September 1, 1993 and the initial public offering included pursuant
  to Securities and Exchange Commission rules .......................         -         -    1,316
                                                                       --------   -------  -------
Shares used in per share computation ................................    12,625    13,198    9,864
                                                                       ========   =======  =======
Net income (loss) per share .........................................  $  (0.77)  $  0.08  $  0.13
                                                                       ========   =======  =======